Exhibit 99.1

Synta Pharmaceuticals Corp. 45 Hartwell Avenue Lexington, MA 02421 tel: 781 541 7213 fax: 781 274 1270

Synta Pharmaceuticals Closes Public Offering of Common Stock

LEXINGTON, MA — November 18, 2013 — Synta Pharmaceuticals Corp. (NASDAQ: SNTA) announced today the closing of its underwritten public offering of 16,100,000 shares of common stock, including 2,100,000 shares sold pursuant to the full exercise of the underwriters’ option to purchase additional shares, at a public offering price of $3.75 per share. Gross proceeds to Synta are approximately $60.4 million, before deducting the underwriting discounts and commissions and estimated offering expenses payable by Synta.

Jefferies LLC acted as the sole book-running manager for the offering, and JMP Securities, Brean Capital, LLC and Roth Capital Partners acted as co-managers for the offering.

The securities described above were offered by Synta pursuant to a shelf registration statement that was previously filed with and declared effective by the Securities and Exchange Commission (SEC). This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction. A final prospectus supplement related to the offering was filed with the SEC and is available on the SEC’s website located at www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to this offering, when available, may be obtained, by sending a request to: Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 12th Floor, New York, NY, 10022, by telephone at 877-547-6340, or by email at Prospectus_Department@Jefferies.com.

About Synta Pharmaceuticals

Synta Pharmaceuticals Corp. is a biopharmaceutical company focused on discovering, developing, and commercializing small molecule drugs to extend and enhance the lives of patients with severe medical conditions, including cancer and chronic inflammatory diseases. Synta has a unique chemical compound library, an integrated discovery engine, and a diverse pipeline of clinical- and preclinical-stage drug candidates with distinct mechanisms of action and novel chemical structures. All Synta drug candidates were invented by Synta scientists using our compound library and discovery capabilities.

Safe Harbor Statement

This media release contains forward-looking statements about Synta Pharmaceuticals Corp., including statements relating to the expected net proceeds and anticipated closing of the offering. Such statements are based on assumptions and subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including those described in “Risk Factors” of the final prospectus supplement related to the offering, as filed with the Securities and Exchange Commission. Synta undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by law.

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Contacts:

Investors:

Synta Pharmaceuticals Corp.

George Farmer

(781) 541-7213

gfarmer@syntapharma.com

Argot Partners

Andrea Rabney

(212) 600-1494

andrea@argotpartners.com

Media:

Argot Partners

Eliza Schleifstein

(917) 763-8106

eliza@argotpartners.com